Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

U.S. Subsidiaries

Name of Subsidiaries	State of Organization	Trade Names

Penn Octane International, L.L.C.	Delaware	None
Rio Vista Operating GP LLC	Delaware	None
Rio Vista Operating Partnership L.P.	Delaware	None

Foreign Subsidiaries

Name of Subsidiaries	Jurisdiction of Organization	Trade Names

Penn Octane de Mexico, S. de R.L. de C.V.	Mexico	None
Termatsal, S. de R.L. de C.V.	Mexico	None

Foreign Consolidated Affiliate

Name of Affiliate	Jurisdiction of Organization	Trade Names

Tergas, S. de R.L. de C.V.	Mexico	None